Exhibit 99.1
05/16
Christopher G. Curran
Vice President, Investor Relations
(215) 444-5335
ccurran@advanta.com
David M. Goodman
Director, Communications
(215) 444-5073
AdvantaCommunications@advanta.com
FOR IMMEDIATE RELEASE
COURT RULES FOR ADVANTA ON MAJOR CHASE CLAIMS
Spring House, PA, September 12, 2005 — Advanta Corp. (NASDAQ: ADVNB; ADVNA) today reported that on September 8, 2005, the United States District Court for the District of Delaware entered its judgment on the complaint filed by Chase Manhattan Mortgage Corporation against Advanta in 2001. The District Court denied all of Chase’s claims of fraud and negligent misrepresentation, and a number of its contract claims. The District Court rejected Chase’s claims for damages of over $88 million plus interest, except for one contract claim of $17.5 million plus interest. Effective February 28, 2001, Chase Manhattan Mortgage Corporation acquired substantially all of the assets and operating liabilities of Advanta’s mortgage business for a purchase price in excess of $1 billion.
Advanta also reported today that on September 2, 2005, a settlement had been reached with Chase regarding contract claims and counterclaims raised by Advanta and Chase in separate 2004 litigation relating to the 2001 transaction. As a result of this settlement, Chase will pay $8.75 million to Advanta.
Advanta expects to record an after tax charge to discontinued operations of between $0.41 and $0.44 per diluted share for Class A and Class B shares combined as a result of both the District Court’s ruling and the settlement. This charge includes the impact of estimated interest charges and recovery of certain amounts due from Chase associated with the 2001 transaction. The charge has no effect on Advanta’s continuing operations and will be reflected in the Company’s third quarter 2005 financial results.
About Advanta
Advanta focuses on the small business market and related community, providing funding and support to the nation’s small businesses and business professionals through innovative products and services. Using its direct marketing and information based expertise, Advanta identifies potential customers and provides a high level of service tailored to the unique needs of small businesses. Advanta is one of the nation’s largest issuers (through Advanta Bank Corp.) of MasterCard business credit cards to small businesses. Since 1951, Advanta has pioneered many of the marketing techniques common in the financial services industry today, including remote lending and direct mail, affinity and relationship marketing. Learn more about Advanta at www.advanta.com.